WY Biotech Co. Ltd.
1115-1118 Tower A
No. 500 Yunjin Road
Xuhui, Shanghai
China

HCW Biologics Inc.
2929 North Commerce Parkway
Miramar, FL 33025
USA
Attn: Dr. Hing Wong, CEO

July 13, 2025

Re: Second Letter Agreement to License, Research and Co-Development Agreement

Dear Dr. Wong,

HCW Biologics Inc. ("HCWB") and WY Biotech Co. Ltd. ("WY") signed the License, Research and Co-Development Agreement ("Agreement") on November 17, 2024. On March 17, 2025, by a letter agreement, HCWB and WY agreed to defer the upfront payment of $7 million US dollars to June 13, 2025 and that WY would provide confirmation of the wire sent to HCWB on or before July 13, 2025.

On May 13, 2025, HCWB provided WY with the HCWB Technology Transfer Report. On May 30, 2025, WY confirmed receipt of the HCWB Technology Transfer Report, and certified that HCWB has fulfilled its responsibilities and obligations in connection with the Technology Transfer. WY also confirmed that it would not be terminating the Agreement on or before July 13, 2025 and certified WY was financially obligated to HCWB, as detailed in the Agreement, including the $7 million US dollars in upfront payment.

WY is now finalizing agreements with its CDMO and investors and has requested an additional extension of time in which to pay the US$7 million US dollars upfront payment to HCWB. After a discussion, WY and HCWB hereby agree to extend the payment such that WY will provide confirmation of the $7 million US dollars wire sent to HCWB on or before September 30, 2025.

Except for the above changes, the Agreement and the March 17, 2025 letter remains in full force and effect. We appreciate the opportunity to collaborate with HCWB and look forward to hearing from you as soon as possible.

Sincerely,

Roger Lu
WY Biotech Co. Ltd.

Agreed and accepted by HCW Biologics Inc.

Hing C. Wong
HCW Biologics Inc.